Exhibit 10.1.1
      Zazoff Associates, L.L.C.
      3170 Lanidex Plaza
      Parsippany, NJ 07054
      Voice: 973 515 8515 Fax: 973 515 8530
      Email: Zazoff Alan@rnsn.com







April 18, 2000

Gerald A. Powell
President and Chief Executive Officer
5003 Route 6 11
Stroudsburg, PA 18360

Dear Mr. Powell:


This letter agreement is between Thatlook.com., Inc. (the "Company") and Zazoff Associates, L.L.C. (the "Consulting Firm") and, in that regard, the parties agree as follows:

I. Fee. The Company will pay the Consulting Firm a fee of 70,000 shares of company restricted common stock (the "Fee") to provide certain ,public and investor relations services as further described below. In addition, the Company shall 'be responsible for all reasonable and necessary disbursements made by the Consulting Firm on its behalf. 'this amount will cover twelve (12) months of service, exclusive of reimbursable costs.

2. Services. The Consulting Firm, in consideration of the Fee, will perform the following services for the Company; however, such services will be subject to the Company's written or oral approval:

     A. Arrange an initial visit between the Consulting Firm team arid management of the Company to discuss the Company, and investor relation goals and objectives.


  B. Compile an "IR Kit", including the Corporate Fact Sheet, case studies, media back grounders, press releases, press clippings, annual report and/or brochure, recent SEC documents and other materials regarding the Company.
    C. Arrange periodic meetings with interested buy side and sell side analysts, retail brokers, fund managers and investment advisors.
    D. Prepare and disseminate. press release materials to the financial community and media to ensure full and timely disclosure, including telemarketing releases to investment and media professionals.
    E. Prior to press release issuance, the Consulting Firm. requires a signed-off (initialized) copy of the release faxed to the Consulting Firm. The release must be signed-oft by the Company's authorized investor relations contact to ensure authorization of release. It is the Company's responsibility to obtain all necessary clearances and approvals (including legal) prior to issuance of all releases.
    F. Establish lines of communication with investment bankers to coordinate IR activities and market makers, informing them of recent Company developments.

    G. Coordinate conference calls between management and key investment professionals after earnings or other releases that require explanation.

    H. Administer all telephone and/or electronic and/or written financial inquiries regarding the Company.

    I. Build and maintain the Company's Investor Database, which will include-interested brokers, retail shareholders, members of the media and other interested parties. The Investor Database will receive all press announcements issued by the Company, articles written about the Company, and any other items the Consulting Firm and the Company deem appropriate.

    J. Provide guidance and corporate evaluation when expanding to other stock markets.
    K. Any other public or investor relations services that may be mutually Agreed upon by the Company and the Consulting Firm.
3. Warrants. The Company shall grant the Consulting Firm an option to purchase 100,000 shares of its common stock at $3.00 per share and 100,000 shares of its common stock at $3.50 per share, for a period of five (5) years. Common Stock underlying the warrants shall have piggyback registration rights.

4. Term. Either the Company or the Consulting Firm may terminate this Agreement in writing at any time, provided that any such termination is after the first twelve (12) months of the term and that thirty (30) days' prior written notice is provided in writing to the other party. At the end of the first term, this Agreement shall be automatically extended on a month-to-month basis unless terminated by either party upon thirty (30) days prior written notice.

5. Company Representation. The Company represents that all information provided to the Consulting Finn in performance of Consulting Firm's dudes under this Agreement shall be true and correct, and shall disclose all material facts anal shall not omit any facts necessary to make statements trade on behalf of the Company not misleading. In disseminating Company information and/or materials, the Consulting Firm will rely upon the Company's assurances that such information is complete mid accurate and, prior to dissemination of such information and/or materials, will submit same to the Company for approval. The Company further represents that the transaction regarding the purchase and issuance of its stock pursuant to this Agreement are in compliance and do not violate any SEC/NASD exchange males.

6.   Liability of Consulting Firm.   In performing the activities described in
this letter agreement, the Consulting Firm' and the Company's actions will comply with all NASD, SEC and applicable Country, State or Province laws, rules and regulations. However in so providing the services to the Company, the Consulting firm shall not be liable to the Company or its Creditors for errors of judgment or any other cause except willful malfeasance, bad faith or reckless disregard of its obligations and duties under the terms of this agreement. Additionally the Company assumes and claims all responsibility and liability for the content of information disseminates! on behalf of the Company which has been approved by the Company.

7.   omitted
8.   Indemnification.   The Company will indemnify and defend the Consulting
Firm against all claims, proceedings, suits or other matters that might be asserted against the Consulting firm' by reason of this letter Agreement and the Company will pay the Consulting Firm's reasonable attorneys' fees and expenses in connection with such matters; provided that the Consulting firm acts within the scope of this Agreement and is not negligent.
9.   Confidential Information.   The Consulting Firm acknowledges that it will
gain knowledge of information of substantial value to the Company regarding the Company's business which is riot generally known and which gives the Company an advantage aver competitors who do riot know, or use, such information, including, but not limited to, know-how, trade secrets, techniques, designs, sales and customer information, and business and financial information relating to the business, products, services, practices or techniques of the Company's plans far future products or developments ("Confidential Information"). The Consulting Firm agrees to, at all times, regard mid preserve such information as confidential. The Consulting Firm further agrees that such Confidential Information will not be disclosed by it to any person or entity without the prior written consent of the Company.
10. Notices.   All notices, requests, demands or other communications required or authorized or contemplated to be given by this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by commercial overnight courier or sent by certified or registered mail. A facsimile transmission, when received, shall be considered delivery of written notice.
11.   Assignment.   Neither party may assign any rights or delegate any duties hereunder without the others express prier written consent.
12.   Governing Law.   This letter agreement will be governed by the laws of
the State of New Jersey, USA applicable to contracts made and to be performed in that State.
13.   Entire agreement.   The provisions of this letter Agreement set forth
the entire binding agreement between the parties and supersede all prior written and oral communications, discussion., and negotiations between the parties concerning the proposed transaction. The terms of this letter agreement may be amended only in writing and when signed by both parties.
14.   Binding effect.   This Agreement shall be binding upon the parties
herein and their respective heirs, successors and assigns.
15.   Attorney's Fees.   In the event that any party institutes any action or
suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non breaching party or parties far all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein,
16.   Amendment or Waiver.   Every right and remedy provided herein shall be
cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing.
17.   Counterparts.   This Agreement may be executed in multiple counterparts,
each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement only, facsimile signatures shall be considered original signatures.




If the foregoing correctly states our understandings, please execute the enclosed copies of this letter in the spaces provided below and return a duplicate to the undersigned. Please also initial each individual page. We look forward to working with the Company and to a long and mutually successful relationship.
      Very truly yours,

         /S/ Alan H. Zazoff
         Zazoff Associates, L.L.C.
         Alan H. Zazoff
         Managing Director

         Agreed to and approved by company:

         /s/Gerard A. Powell
         -------------------
         Gerald A Powell
         President & CEO
         Thatlook.com, Inc..




Date: